Exhibit 15.1

Internal control procedures and action plan

Definition and objectives of internal control

The Committee of Sponsoring Organizations (“COSO”), a U.S. private sector organization formed in 1985, has issued guidance on internal controls, which was first published in France in 1994. The COSO framework serves as the reference for the Group’s internal control procedures.

The COSO framework describes internal control as a process led by management. It is implemented by management and personnel and aims to provide a reasonable assurance that the following objectives are achieved:

•      optimal achievement of operations;

•      reliability of financial information; and

•      compliance with current laws and regulations.

In achieving the above objectives, the internal control system should be designed to predict and control the risks inherent in the Group’s business and the risk of errors or fraud, particularly in the financial and accounting areas. However, as with any control system, there are limitations. The Group’s internal control system cannot provide a 100% guarantee that these risks will be eliminated.

Organization of the Group

The activities and management are primarily carried out at the Resort Site in Marne-la-Vallée, France. The operating management structure of the Group is organized by reporting segment and business units. The operations of each segment of the Group are divided into business units, each with a dedicated executive. In addition, a matrix organization is used for divisions with multiple responsibilities including merchandise, food and beverage, direct operating support, maintenance, marketing and sales, human resources and finance.

The executive committee (described in Item 6 “Directors, Senior Management and Employees” – Section A entitled “Directors and Senior Management”) defines and guides the Group’s strategy. It sets the priorities with objectives by segment and division.

Code of business conduct

The Group applies the “Standards of Business Conduct” required by TWDC to its Chairman and Chief Executive Officer, Chief Financial Officer and Chief Accounting Officer. These standards include guidelines on both ethical and legal business conduct. A copy of this document can be found on the TWDC web site at www.disney.com.

http://corporate.disney.go.com/

The Group is currently in the process of adapting this code for future application to all employees.

Steering internal control

The Group devotes significant resources to the monitoring of compliance with internal control procedures. The departments or functions with primary responsibility for this task are:

•      internal audit function;

•      loss prevention;

•      operational audit function; and

•      the business planning and control department.

Internal audit function

In preparing for the implementation of the French Financial Security Law and Sarbanes Oxley Act of 2002 (“SOX”), the Group initiated an internal control steering committee chaired by the Chief Financial Officer, and including the Chief Operating Officer, the Chief Accounting Officer, other members of financial and operational management and the statutory auditors.

Ernst & Young performs internal audit services and assists the Group in documenting its key business processes and identifying and testing key controls.

Loss prevention

Loss prevention activities include the enforcement of controls and are primarily dedicated to investigations and reporting on compliance related issues. Investigations are closely coordinated with the Group’s security division.

Operational audit function

The operational audit function is responsible for monitoring the daily compliance with the Group’s operational procedures to control transactions at all points of sale and the safeguarding of inventory on the Resort Site. In addition, the department is in charge of controlling the stock of theme park tickets, coupons and vouchers used by guests to gain access to the goods and services rendered by the Group.

Business planning and control department

Business planning and control is responsible for among other things the establishment of the annual budget and monthly forecasts and coordination of the five-year plan with the Company’s strategic planning department. Objectives are set annually by the executive committee as part of the budgetary process. Business planning and control is responsible for compiling the budget by profit and cost centre, monitoring variances on a monthly basis and issuing a revised forecast based upon this analysis. The department also reviews and approves contracts and significant purchases, and prepares analyses to support periodic adjustments to the accounts for accruals and other items.

Internal control procedures for accounting and financial disclosure purposes

Organization of the finance function

Management is responsible for the publication of fair and reliable financial and accounting information. The controllership department within the finance division is responsible for establishing and monitoring the controls necessary to meet this requirement and ensuring that new laws and rules applicable to financial reporting are evaluated and implemented as required.

The controllership department includes, in addition to the business planning and control, loss prevention and operational audit functions described above, groups dedicated to external and internal financial reporting, corporate accounting and transactional accounting.

The Group’s financial and operational reporting systems allow management to monitor the activities on a daily, weekly, monthly, quarterly and annual basis in comparison to the budget and prior year amounts. For certain types of operational information, management has access to real time data. The Group prepares its financial reporting under generally accepted accounting principles in France and in the USA.

Financial disclosure controls

The Company is required to disclose financial information to its shareholders and more generally the financial markets and the public. Management’s objectives with respect to financial disclosures are to:

•      provide financial reporting which provides users of that information with a true and fair view of the financial position, results of operations and cash flows of the Group;

•      ensure the consistency and quality of the information provided which is essential to the Group’s credibility and compliance with applicable laws; and

•      adhere to the principle of equal shareholder access to information by controlling the distribution of information through a single centralized source at the Group level.

All financial communications are drafted by the controllership department of the finance division after consultation with the applicable rules or regulations related to the specific document or disclosure. Financial communication documents, including press releases, management reports and financial statements are reviewed by a cross-section of the Group’s top management including the Chairman and Chief Executive Officer, President and Chief Operating Officer, Chief Financial Officer, Internal Legal Counsel, Investor Relations and Corporate Communications department.

Internal control action plan

Internal control project

To comply with the French Financial Security Law and Section 404 of the SOX Act, the Group launched in October 2003 a project to improve its existing process control documentation with the assistance of the accounting firm Ernst & Young. As a French-listed company, the Group was required to provide disclosures concerning its internal control environment and controls for the first time for the fiscal year 2004. As a foreign registrant of the Securities and Exchange Commission, the Group will be required to comply with the provisions of Section 404 of the SOX act as of September 30, 2006. As a consolidated subsidiary of TWDC, the Group was also required to participate in TWDC’s SOX project for fiscal years 2004 and 2005.

This project included the following:

•      analysis of the Group’s financial statements and disclosures to determine the key processes requiring study,

•      a financial and operational risk assessment;

•      establishment of comprehensive documentation of each selected process, the identification and description of key controls and the risks they mitigate;

•      independent testing of the identified key controls for correct design and effectiveness; and

•      remediation of any key controls deemed to need improvement as a result of the tests.

In addition, the Group’s external auditors performed a review of the above documentation, and key control descriptions and design and performed separate independent tests of controls selected in conjunction with TWDC’s SOX implementation project.

Continuing the initiative in fiscal year 2006

In fiscal year 2006, the Company will continue to maintain and update this new internal control documentation and perform regular, independent testing of key controls. All new information systems and any significant changes in systems and processes will be required to undergo the above described documentation and testing process as a required part of their implementation.

Under the provisions of Section 404 of the SOX act, the Company will be required, beginning in its annual report on Form 20-F, for fiscal year 2006, filed with the SEC, to provide an opinion regarding the ability of the Group’s internal control structure to provide reasonable assurance that its financial reporting is compliant with applicable laws and regulations. Additionally, the Group’s independent auditors will be required present their own assessment of the Group’s internal control structure and to opine on the representation of management regarding the internal control structure for financial reporting.